Exhibit 10.5

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (“Agreement”) made as of February 29, 2020 (the “Effective Date”) is between Ironwood Pharmaceuticals, Inc., a Delaware corporation having an address at 100 Summer Street, Suite 2300, Boston, MA 02110 (“Ironwood”), and Halley E. Gilbert (“Consultant”).  Ironwood desires to have the benefit of Consultant's knowledge and experience, and Consultant desires to provide Services (defined below) to Ironwood, all as provided in this Agreement.

1.          Services.

Ironwood hereby retains Consultant, and Consultant agrees, to provide such services to Ironwood during the Term (the “Services”) as Ironwood may from time to time reasonably request, with the Services expected to account for approximately twelve (12) hours of Consultant’s time per week, subject to any additional requirements as may be specified in any work order that shall reference this Agreement (“Work Order”). The terms and conditions of this Agreement shall apply to any Work Order and shall supersede in the case of any conflict unless the Work Order specifically references the discrepancy and provides that it shall govern. Any changes to the Services (and any related compensation adjustments) must be agreed upon in writing between Consultant and Ironwood prior to commencement of the changes.  Components of the Services and Deliverables (as defined below) may be legal in nature given Consultant’s role and experience as an attorney and such Services and Deliverables will be subject to all applicable privileges and protections.

1.1       Performance.  Consultant agrees to render the Services to Ironwood, or to its designee, (a) at such reasonably convenient times and places as Ironwood may direct, (b) under the general supervision of Ironwood, (c) on a best efforts basis and (d) in accordance with all applicable laws, including but not limited to the federal Food and Drug Administration laws, regulations and guidance, including the Federal Food, Drug and Cosmetic Act and the Prescription Drug Marketing Act, those governing the purchase and sale of securities while in possession of material, non-public information about a company, and state and federal privacy and data security laws, including the federal Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act, Chapter 93H of The Massachusetts General Laws and its implementing regulations, 201 CMR 17.00 and the California Consumer Privacy Act, as amended (“CCPA”), Cal. Civ. Code § 1798.100, et. seq.  Consultant will comply with all rules, procedures and standards promulgated from time to time by Ironwood with regard to Consultant’s access to and use of Ironwood’s property, information, equipment and facilities, as well as those related to standards of conduct while performing services on behalf of Ironwood.

1.2       Third Party Confidential Information.  Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other entity in connection with any of the Services.

1.3       No Conflicts.  Consultant’s execution and performance of this Agreement does not and will not conflict with, violate or constitute a default under any other agreement or obligation of Consultant.  Consultant will not enter into any agreement, either written or oral, that would conflict with Consultant’s obligations under this Agreement or any Work Order.

1.4       Absence of Debarment.    Consultant represents and warrants that Consultant has not been (a) debarred, convicted, or is not subject to a pending debarment or conviction, pursuant to section 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) listed by any government or regulatory agencies as (i) ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (ii) disqualified, restricted, or recommended by such government or regulatory agency to be disqualified or restricted, from receiving investigational products pursuant to the government or regulatory agency’s regulations; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is not subject to any such pending action.  Consultant agrees to inform Ironwood in writing promptly if Consultant is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending or threatened.

1.5       Non-solicitation/No Referrals.  During the Term (as defined below) and for a period of one (1) year thereafter, Consultant shall not (i) solicit any person who is employed by or a consultant to Ironwood or any affiliate or subsidiary of Ironwood, to terminate such person's employment by or consultancy to Ironwood, such affiliate or subsidiary, or (ii) hire such employee or consultant.  As used herein, the term "solicit" shall include, without limitation, requesting, encouraging, assisting or causing, directly or indirectly, any such employee or consultant to terminate such person's employment by or consultancy to Ironwood or its affiliate or subsidiary.  Consultant is under no obligation to solicit, refer, or solicit the referral of patients for any Ironwood business.  Consultant will receive no benefit of any kind from Ironwood for such referrals, nor suffer any detriment for not making such referrals.

1.6       FCPA. In performing the Services, Consultant will comply with all applicable laws and regulations applicable to its operations, including, but not limited to, the U.S. Foreign Corrupt Practices Act.  Consultant further agrees that, if applicable, it will educate its directors, officers, employees, agents, contractors and consultants engaged in providing Services to Ironwood hereunder in relation to such legislation.  Consultant agrees not to pay, offer or promise to pay, or authorize the payment directly or indirectly of any monies or anything of value to any government official or employee, or any political party or candidate for political office, for the purpose of influencing any act or decision of the government in connection with the activities of Consultant under the Work Order.  Consultant warrants that no officer, director, partner, owner, principal, employee or agent of Consultant is an official or employee of a governmental agency or instrumentality or a government owned company in a position to influence action or a decision regarding the activities of Consultant contemplated under the Work Order.

1.7       CCPA.  If Consultant accesses, collects, creates, processes or discloses any Personal Information (as that term is defined in Section 1798.140 of the California Civil Code) of any California Consumer (as that term is defined in Section 1798.140 of the California Civil Code) (“Consumer”) while rendering Services to Ironwood, Consultant shall hold all such Personal Information in confidence in accordance with the terms of this Agreement.  Consultant further agrees to promptly delete and procure the deletion of all copies of such Personal Information relating to Consumers within ten (10) days after its receipt of a written request from Ironwood directing Consultant to delete such Personal Information.  Consultant shall provide Ironwood with a certification confirming the deletion of that Personal Information, such certification to be in a form mutually agreed to by the parties.  Consultant further agrees to provide commercially reasonable assistance to enable Ironwood to respond to and comply with any verifiable Consumer requests concerning such Personal Information pursuant to the CCPA.  Consultant shall provide Ironwood with CCPA-related information within ten (10) days after its receipt from Ironwood of such request.

1.8       Pharmacovigilance.  To the extent applicable, Consultant agrees to notify Ironwood of any solicited or spontaneous information concerning any Adverse Events or Other Safety Information, as more fully described in Exhibit A to this Agreement.

2.         Compensation

2.1       Invoice; Payment Terms.    In consideration for the Services rendered by Consultant to Ironwood, Ironwood agrees to pay Consultant the fees set forth in the relevant Work Order.  Except as provided in this Section 2.1 or by the Employee Separation Agreement by and between Ironwood and Consultant dated January 30, 2020  (as amended or revised, the “Separation Agreement”), Consultant will not be entitled to any other compensation and will not be entitled to participate in or receive benefits under any employee benefit or other benefit plan, program or arrangement of any kind maintained by Ironwood, including, without limitation,  life, medical and disability benefits, pension, profit sharing or other retirement plans or other fringe benefits, regardless of how the Services are characterized by any other person (including any governmental agency).  For the avoidance of doubt, notwithstanding any provision of any agreement or plan to the contrary, Consultant shall not be entitled to any continued vesting of any Ironwood stock options, restricted stock units or other equity-based awards that are unvested as of the date her employment with Ironwood terminates (collectively, “Ironwood Equity”) as a result of her provision of the Services, and Consultant expressly agrees that any and all rights that she has with respect to Ironwood Equity are governed by the terms of the Separation Agreement.  Consultant expressly waives her rights to any benefits to which she was, or might have become, entitled and agrees not to make any claim for any such benefits and to indemnify and hold Ironwood and its plans and all those connected with them harmless from all liabilities and expenses in any way arising out of any such claim by Consultant or by anyone claiming through Consultant; provided, that Consultant does not hereby waive any rights that she may have under the Separation Agreement or any rights to COBRA continuation of health coverage.  Unless otherwise specified in the Work Order,  (i) invoices shall be delivered by Consultant to Ironwood on a monthly basis following delivery of the Deliverables (if any) and completion of the Services for each such immediately preceding monthly period, and (ii) undisputed payments will be made by Ironwood within forty-five  (45) days from Ironwood’s receipt of Consultant’s invoice.  To be valid, invoices must be in writing, include the applicable Ironwood purchase order number, contain such detail as Ironwood may reasonably require, be submitted and payable in U.S. Dollars and be accompanied (or preceded) by Consultant’s completed and signed U.S. Internal Revenue Service Form W-9, Request for Tax Payer Identification Number and Certification, or other applicable tax withholding form.  Invoices and the completed Form W-9 must be emailed to ap@ironwoodpharma.com.

2.2       Expenses.    Ironwood will reimburse Consultant for actual reasonable and documented business expenses in accordance with the terms of the applicable Work Order; provided, however, that Ironwood will have no obligation to reimburse expenses that are (a) not approved in writing and in advance by Ironwood or (b) submitted to Ironwood more than ninety (90) days from the date such expense is incurred.

2.3       Fair Market Value.    The parties agree that the amount of compensation payable under any Work Order reflects the fair market value of the Services and is consistent with arm’s length transactions for services of the kind as the Services.  The parties agree that the selection of Consultant and any payments under this Agreement and any Work Order are not, in any way, an inducement to, or in exchange for acting or agreeing (whether express or implied) to act, prescribe or cause to be prescribed, purchase, use or recommend any product of Ironwood.

2.4       Disclosure of Certain Payments.    At such times and intervals as Ironwood may require, Consultant shall provide Ironwood with timely reports (and supporting documentation, if requested) of any payments made to health care providers, including, but not limited to, physicians, nurses, hospitals, pharmacies and health plans, in connection with Consultant’s performance of the Services hereunder to allow Ironwood to meet applicable federal and/or state law reporting requirements.  Reportable payments shall include, but are not limited to, fees or honoraria paid for services, meals provided and reimbursed travel, lodging and meals expenses.  Consultant consents to Ironwood’s disclosure of such fees and expenses from time to time, if and when required by law or government regulation thereunder, without any further notification to Consultant.

3.         Materials and Developments.

3.1       Materials.  All documentation, information, and biological, chemical and other materials controlled by Ironwood and furnished to Consultant by or on behalf of Ironwood (“Materials”) and all associated intellectual property rights will remain the exclusive property and Confidential Information (defined below) of Ironwood.  Consultant will use Materials provided by Ironwood only as necessary to perform the Services and will treat them in accordance with the requirements of this Section 3.1.  Consultant agrees that it will not use or evaluate those Materials or any portions thereof for any other purpose except as directed or permitted in writing by Ironwood.  Without Ironwood's prior express written consent, Consultant agrees that it will not analyze or reverse engineer the Materials, or transfer or make the Materials available to third parties.

3.2       Deliverables.  Consultant hereby assigns, and agrees to assign, to Ironwood all rights in the United States and throughout the world to inventions, discoveries, improvements, ideas, designs, processes, techniques, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products and work product arising from or made in the performance of the Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, “Deliverables”).  For purposes of the copyright laws of the United States, Deliverables will constitute “works made for hire,” except to the extent such deliverables cannot by law be “works made for hire.”  Ironwood will have the right to use Deliverables for any and all purposes. During and after the Term (as defined below),  Consultant will cooperate fully in obtaining patent and other proprietary protection for any patentable Deliverables, all in the name of Ironwood and at Ironwood’s cost and expense.  Such cooperation will include, without limitation, executing and delivering all requested applications, assignments and other documents, and taking such other measures as Ironwood may reasonably request in order to perfect and enforce Ironwood’s rights in the Deliverables.  Consultant appoints Ironwood its attorney-in-fact to execute and deliver any such documents on behalf of Consultant if Consultant fails to do so.

3.3       Consultant Property.  Consultant will, however, retain full ownership rights in and to all templates, programs and other materials developed by Consultant or obtained or licensed from third parties by Consultant (“Consultant Property”) prior to or independent of the Services and without use of or reliance upon Ironwood’s Confidential Information, regardless of whether such Consultant Property is used in the performance of the Services.  Consultant hereby grants to Ironwood a perpetual, non-exclusive, royalty-free, irrevocable, fully paid-up worldwide license to use Consultant Property solely to the extent required for Ironwood’s use of the Deliverables. Consultant represents and warrants that any of its employees, agents, consultants or contractors performing any of the Services hereunder are obligated, pursuant to written agreement, to assign to Consultant any rights that they may have in any intellectual property or Deliverables, such that Consultant is able to assign such rights to Ironwood hereunder.

3.4       Work at Third Party Facilities.  Consultant will not transfer Materials to any third party or use any third-party facilities or intellectual property in performing the Services without Ironwood’s prior written consent.

3.5       Records; Records Storage.  Consultant will maintain all materials and all other data and documentation obtained or generated by Consultant in the course of preparing for and providing the Services, including all computerized records and files (the “Records”) in a secure area reasonably protected from fire, theft and destruction.  These Records will be “works made for hire” and will remain the exclusive property of Ironwood. Upon written instruction of Ironwood, all Records will, at Ironwood’s option either be (a) delivered to Ironwood or to its designee, (b) retained by Consultant for a period of five (5) years, or as required under applicable law or regulation, or (c)  destroyed, unless such Records are otherwise required to be stored or maintained by Consultant as a matter of law or regulation.  In no event will Consultant dispose of any such Records without first giving Ironwood sixty (60) days’ prior written notice of Consultant’s intent to do so.  Consultant may, however, retain copies of any Records as are reasonably necessary for regulatory or insurance purposes, subject to Consultant’s obligation of confidentiality.

4.         Confidential Information.

4.1       Definition.  “Confidential Information” with respect to Ironwood means any and all non-public, proprietary scientific, technical, financial, strategic or business information owned, possessed or used by Ironwood, provided on behalf of Ironwood, learned of by Consultant or developed by Consultant in connection with the Services or any proposed Services, whether or not labeled “Confidential”, including but not limited to (a) Deliverables, Materials, scientific data and sequence information, (b) development and marketing plans, regulatory and business strategies, financial information, forecasts, personnel information and customer lists of Ironwood, and  (c) all information of third parties that Ironwood has an obligation to keep confidential.

4.2       Obligations of Confidentiality.  Consultant will use any Confidential Information of Ironwood solely to perform the Services or exercise its rights or perform its obligations under this Agreement and will treat Ironwood’s Confidential Information with the same degree of care it uses to protect its own confidential information, but in no event with less than a reasonable degree of care.    During the Term and for all periods thereafter, Consultant will not directly or indirectly publish, disseminate or otherwise disclose, use for Consultant’s own benefit or for the benefit of a third party, deliver or make available to any third party, any of Ironwood’s Confidential Information, other than in furtherance of the purposes of this Agreement, and only then with the express prior written consent of Ironwood.  Consultant will exercise all reasonable precautions to physically protect the integrity and confidentiality of Ironwood’s Confidential Information.  Ironwood Confidential Information disclosed to Consultant may include material non-public information about Ironwood or other third parties. Consultant acknowledges that securities laws prohibit any person or entity who has material non-public information about a company from purchasing, selling or otherwise trading in securities of such company or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase, sell or trade in such securities.

4.3       Exceptions.  Consultant will have no obligations of confidentiality and non-use with respect to any portion of Ironwood’s Confidential Information that it can demonstrate by competent written records:

(a)        is generally available to the public by use, publication or the like, through no wrongful act or omission or negligence on the part of Consultant;

(b)        is disclosed without restriction to Consultant by a third party who (i)  is in legal possession of such information, (ii) whose disclosure to Consultant does not violate any contractual, legal or fiduciary obligation to Ironwood or any third party, and (iii) who does not owe Ironwood any contractual, legal or fiduciary obligation of confidentiality or non-use with respect to such information;

(c)        is lawfully in Consultant’s possession (by means other than prior disclosure from or on behalf of Ironwood) without any obligation to maintain confidentiality at the time of its receipt hereunder,  or

(d)        is independently developed by Consultant without aid, use or benefit of Confidential Information.

In the event that Consultant is required by law or court order to disclose any of Ironwood’s Confidential Information, Consultant will give Ironwood prompt notice thereof so that Ironwood may seek an appropriate protective order to obtain confidential treatment for such disclosed information.  In addition, Consultant will (i) take all reasonable actions to obtain confidential treatment for any disclosed Confidential Information of Ironwood; (ii) reasonably cooperate with Ironwood  in its efforts to seek such a protective order; and (iii) limit such disclosure of Ironwood’s Confidential Information to the fullest extent permitted under applicable law.

5.         Term and Termination

5.1       Term.  This Agreement will commence on the Effective Date and continue for three (3) months (the “Term”), unless sooner terminated pursuant to the express terms of this Section 5. Notwithstanding the foregoing, this Agreement shall not expire, but shall continue in full force and effect until Consultant’s completion of any unperformed obligations under any Work Order executed prior to the date upon which the Agreement would otherwise have expired.

5.2       Termination for Breach or Bankruptcy.    Either party may terminate this Agreement or any Work Order immediately if: (a) the other party materially breaches the terms of this Agreement or any Work Order and such breaching party fails to cure the breach within thirty (30) days after receipt of written notice from the non-breaching party specifying the breach; or (b) the other party shall have become bankrupt or made an assignment for the benefit of its creditors, or there shall have been appointed a trustee for all or substantially all of such party’s property, or any case or proceeding shall have been commenced or other action taken by or against such party in bankruptcy or seeking reorganization, liquidation, dissolution, winding up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency or reorganization or other similar act of law of any jurisdiction now or hereafter in effect; provided, however, that in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within sixty (60) days of its official commencement.

5.3       Termination by Ironwood.  Ironwood may terminate this Agreement or a Work Order (a) immediately at any time upon written notice to Consultant in the event of a breach of this Agreement or a Work Order by Consultant which cannot be cured (e.g. breach of the confidentiality obligation); (b) immediately, if at any time, Consultant breaches the representation and warranty set forth in Section 1.4 or otherwise becomes subject to any of the actions, suits, claims, investigations, or proceedings set forth in Section 1.4; and/or (c) at any time without cause upon not less than thirty (30) days’ prior written notice to Consultant.

5.4       Effect of Expiration/Termination.  Upon expiration or termination of this Agreement or a Work Order, neither Consultant nor Ironwood will have any further obligations under this Agreement or the Work Order, except that (a) Consultant will terminate all Services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by Ironwood, unless Ironwood specifies in the notice of termination that Services in progress should be completed, (b) Consultant will deliver to Ironwood any Materials in its possession or control and all Deliverables made through expiration or termination, (c) Ironwood will pay Consultant any monies due and owing Consultant, up to the time of termination or expiration, for Services actually performed and all authorized expenses actually incurred, (d) Consultant will promptly refund to Ironwood any monies paid by Ironwood in advance for Services not rendered, (e) Consultant will immediately return to Ironwood all Confidential Information and copies thereof provided to Consultant under this Agreement or a Work Order except for one (1) copy which Consultant may retain solely to monitor Consultant’s surviving obligations of confidentiality, which shall remain subject to the confidentiality and non-use obligations under this Agreement, and (f) the terms, conditions and obligations under Sections 1.4, 1.5, 3, 4, 5.4 and 6 will survive expiration or termination for any reason.

6.         Indemnification

6.1       Consultant Indemnification.  Subject to the terms and conditions of this Agreement, Consultant shall protect, defend, indemnify and hold harmless Ironwood and its affiliates, directors, officers, employees, agents, licensors, successors and assigns from and against any loss, liability or expense incurred in connection with a claim, demand, action, suit or proceeding brought by a third party (a “Claim”), arising from or related to (i) any breach by Consultant of any of its obligations, representations or warranties under this Agreement, (ii) the negligence, willful misconduct or fraud by Consultant (or any of its Representatives) in performing its obligations under this Agreement, or (iii) any third party claim that any Deliverable infringes any patent, trade secret, copyright, trademark or any other proprietary right of any person; provided, however, that Consultant shall have no such obligation with respect to any Claim to the extent that such Claim arises from the negligence, willful misconduct or fraud by Ironwood (or its Representatives), or the breach by Ironwood of any of its obligations under this Agreement.  “Representatives” shall mean a party’s directors, officers, employees, advisors, agents, contractors and consultants.

6.2       Ironwood Indemnification. Subject to the terms and conditions of this Agreement, Ironwood shall protect, defend, indemnify and hold harmless Consultant and its affiliates, directors, officers, employees, agents, licensors, successors and assigns from and against any loss, liability or expense incurred in connection with a Claim, arising from or related to (i) any breach by Ironwood of any of its obligations, representations or warranties under this Agreement, (ii) the negligence, willful misconduct or fraud by Ironwood or its affiliates  or (iii) any materials Consultant prepares or publishes for Ironwood to the extent that such materials are based upon information provided by Ironwood to Consultant prior to their preparation or publication; provided, however that Ironwood shall have no such obligation with respect to any Claim to the extent that such Claim arises from the negligence, willful misconduct or fraud by Consultant (or its Representatives), or the breach by Consultant of any of its obligations under this Agreement.

6.3       Indemnification Procedure.  The indemnification obligations of each party are subject to the following conditions:

(i)        The party seeking to be indemnified (the “Indemnified Party”) shall have provided prompt written notice of a Claim or events likely to give rise to a Claim to the party with the obligation to indemnify (the “Indemnifying Party”) (in any event within sufficient time so as not to prejudice the defense of such Claim); and

(ii)        The Indemnifying Party shall be given the opportunity at all times to control the defense of the Claim, with the cooperation and assistance of the Indemnified Party; provided, however, that the Indemnifying Party shall not settle any Claim with an admission of liability or wrongdoing by the Indemnified Party without such party’s prior written consent.

6.4       In no event shall either party be liable to the other party for any consequential, incidental, indirect, special or punitive damages, loss or expenses (including but not limited to business interruption, lost business, lost profits, or lost savings), even if that party has been advised of their possible existence;  provided, however, that this limitation will not apply to damages resulting from (a) breaches by Consultant of its duty of confidentiality imposed under section 4, (b) a party’s indemnification obligations under section 6 or (c) a party’s negligence, willful misconduct or fraud.  Consultant acknowledges and agrees that the indemnification under this section 6, if any, shall be the sole and exclusive indemnification available to Consultant from Ironwood with respect to the Services, Deliverables and this Agreement and shall supersede and replace any other agreements or understandings between Ironwood and Consultant relating to indemnification or reimbursement of expenses with respect to the Services, Deliverables and this Agreement; provided, however, nothing herein shall detract from the rights to indemnification or reimbursement of expenses, if any, that Consultant has for acts or omissions in her capacity as an officer of Ironwood through the date of her termination of employment with Ironwood.

7.         Miscellaneous

7.1       Independent Contractor.  The Parties are independent contractors, and nothing contained in this Agreement is intended, and shall not be construed, to (a) constitute the Parties as partners, principal and agent, employer and employee, joint venturers or co‑owners, or (b) entitle or allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever.

7.2       Taxes.    Consultant will pay all required taxes on Consultant's income from Ironwood under this Agreement.  Consultant will provide Ironwood with Consultant’s taxpayer identification number or social security number, as applicable.

7.3       Use of Name.  Consultant consents to the use by Ironwood of Consultant’s name and likeness in written materials and oral presentations to current or prospective customers, partners, investors or others, provided that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Ironwood.

7.4       Assignment.  Neither this Agreement nor any Work Order may be transferred or assigned, in whole or in part, by either party without the prior written consent of the other party.  However, Ironwood may transfer or assign this Agreement and any Work Orders, in whole or in part, without the prior written consent of Consultant, to an affiliate of Ironwood, or in connection with a merger, consolidation, or a sale or transfer of all or substantially all of the assets of Ironwood or all or substantially all of the assets to which this Agreement relates, provided that all obligations of Ironwood under the Agreement and/or Work Order are assumed by the assignee.

7.5       Notices.  All notices required or permitted under this Agreement must be in writing and must be delivered to the addresses set forth in this Agreement by (a) personal, hand delivery, with receipt acknowledged, (b) facsimile (with confirmation of receipt), (c) certified or registered mail, return receipt requested or (d) overnight carrier (with delivery confirmation).    Notices to Ironwood will be marked “Attention: General Counsel.”

7.6       No Modification.  This Agreement may be changed only by a writing signed by Consultant and an authorized representative of Ironwood.

7.7       Remedies.  It is understood and agreed that Ironwood may be irreparably injured by a breach of this Agreement; that money damages would not be an adequate remedy for any such breach; and that Ironwood will be entitled to seek equitable relief, including injunctive relief and specific performance, without having to post a bond, as a remedy for any such breach, and such remedy will not be Ironwood’s exclusive remedy for any breach of this Agreement.

7.8       Severability.  If any of the provisions of this Agreement are determined to be invalid, illegal or unenforceable, such provision shall be enforced only to the extent it is otherwise enforceable or is not illegal, and all such other provisions of this Agreement shall remain in full force and effect.

7.9       Waivers.  No waiver of any term, provision or condition of this Agreement in any one or more instances will be deemed to be or construed as a further or continuing waiver of any other term, provision or condition of this Agreement.  Any such waiver must be evidenced by an instrument in writing executed by Consultant or, in the case of Ironwood, by an officer authorized to execute waivers.

7.10      Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to Consultant’s provision of consulting services, and supersedes all previous written or oral representations, agreements and understandings between the parties regarding the same.

7.11      Force Majeure.    To the extent either party is delayed or prevented from the performance of any of its obligations required under this Agreement by reasons of strike, lockouts, inability to procure materials, failure of power or restrictive government or judicial order or decrees, riots, insurrection, war, terrorism, acts of God or any similar reason or cause beyond the party’s reasonable control (other than a breach by any Consultant, supplier, contractor or subcontractor engaged by such party), then performance of such obligations shall be excused for the duration of such delay or prevention.

7.12      Governing Law.  This Agreement will be governed by, construed, and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflicts of laws.

7.13      Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7.14      Headings.  The section headings are included solely for convenience of reference and are not intended to affect the meaning or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Agreement Date.

Ironwood Pharmaceuticals, Inc.		Halley E. Gilbert

By:	/s/ Mark W. Mallon	/s/ Halley E. Gilbert
	signature	signature

Name:	Mark W. Mallon	Printed Name:	Halley E. Gilbert

Title:	Chief Executive Officer

WORK ORDER

THIS WORK ORDER, dated February 29, 2020 (the “Work Order”) is by and between Ironwood Pharmaceuticals, Inc. (“Ironwood”) and Halley E. Gilbert (“Consultant”), and upon execution will be incorporated into the Services Agreement between Ironwood and Consultant dated February 29, 2020 (the “Agreement”).  Capitalized terms in this Work Order will have the same meaning as set forth in the Agreement.  Ironwood hereby engages Consultant as follows:

1.         Services:  Consulting Services and Deliverables related to corporate development projects and governance matters, at the direction of Ironwood’s Chief Financial Officer.

2.         Compensation:  As full compensation for the Services and the Deliverables, Ironwood will pay Consultant $30,000 per month.  Total payments under this Work Order shall not exceed $90,000 (the “Maximum Payment”) without Ironwood’s prior written approval. In the event of a termination of the Agreement by Ironwood pursuant to section 5.3(c) thereof, then Ironwood shall pay Consultant that portion of the Maximum Payment, if any, not already paid to Consultant for Services and Deliverables under this Work Order as of the effective date of the termination of the Agreement (the “Termination Date”), any such payment to be made by Ironwood within forty-five (45) days of the Termination Date.  For the avoidance of doubt, no amount of the Maximum Payment will be paid more than once.

Ironwood will reimburse Consultant for all actual, reasonable travel and other business expenses incurred by Consultant in rendering the Services, provided that such expenses are agreed upon in writing in advance by Ironwood’s Chief Financial Officer, and are confirmed by appropriate written expense statements and other supporting documentation.

Invoices should reference the purchase order number provided to Consultant by Ironwood and should be emailed to ap@ironwoodpharma.com.

IN WITNESS WHEREOF, the parties have caused this Work Order to be executed by their duly authorized representatives as of the date first set forth above.

Ironwood Pharmaceuticals, Inc.		Halley E. Gilbert

By:	/s/ Mark W. Mallon	/s/ Halley E. Gilbert
	signature	signature

Name:	Mark W. Mallon	Printed Name:	Halley E. Gilbert

Title:	Chief Executive Officer